Subject to Completion Preliminary Term Sheet dated April 1, 2019
Filed Pursuant to Rule 433
Registration Statement No. 333-227001
(To Prospectus dated September 7, 2018,
Prospectus Supplement dated September 7, 2018 and
Product Supplement EQUITY INDICES ARN-1 dated
March 28, 2019)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	April , 2019 May , 2019 June , 2020
*Subject to change based on the actual date the notes are priced for initial sale to the public (the "pricing date")

Accelerated Return Notes® Linked to the EURO STOXX 50® Index
▪        Maturity of approximately 14 months
▪        3-to-1 upside exposure to increases in the Index, subject to a capped return of [27.00% to 31.00%]
▪       1-to-1 downside exposure to decreases in the Index, with 100% of your principal at risk
▪        All payments occur at maturity and are subject to the credit risk of Royal Bank of Canada
▪        No periodic interest payments
▪        In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
▪        Limited secondary market liquidity, with no exchange listing
▪        The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The notes are being issued by Royal Bank of Canada (“RBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES ARN-1.
The initial estimated value of the notes as of the pricing date is expected to be between $9.369 and $9.569 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$0.20	$
Proceeds, before expenses, to RBC	$9.80	$

(1)
For any purchase of 500,000 units or more in a single transaction by an individual investor or in combined transactions with the investor's household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.
April     , 2019

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Summary
The Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June  , 2020 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of RBC.  The notes are not bail-inable notes (as defined in the prospectus supplement). The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the EURO STOXX 50® Index (the “Index”), is greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes, will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities.  This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes.  This initial estimated value range was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes.  The initial estimated value of the notes calculated on the pricing date will be set forth in the final term sheet made available to investors in the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-12.

Terms of the Notes
Issuer:	Royal Bank of Canada (“RBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The EURO STOXX 50® Index (Bloomberg symbol: "SX5E")
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-18 of product supplement EQUITY INDICES ARN-1.

Participation Rate:	300%
Capped Value:	[$12.70 to $13.10] per unit, which represents a return of [27.00% to 31.00%] over the principal amount. The actual Capped Value will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Redemption Amount Determination
On the maturity date, you will receive a cash payment per unit determined as follows:

Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
The terms and risks of the notes are contained in this term sheet and in the following:
▪	Product supplement EQUITY INDICES ARN-1 dated March 28, 2019: https://www.sec.gov/Archives/edgar/data/1000275/000114036119005792/form424b5.htm
▪	Series H MTN prospectus supplement dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005975/f97180424b3.htm
▪	Prospectus dated September 7, 2018: https://www.sec.gov/Archives/edgar/data/1000275/000121465918005973/l96181424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES ARN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to RBC.
Investor Considerations
You may wish to consider an investment in the notes if:
▪	You anticipate that the Index will increase moderately from the Starting Value to the Ending Value.
▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.
▪	You accept that the return on the notes will be capped.
▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.
▪
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our  actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
▪	You believe that the Index will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
▪	You seek principal repayment or preservation of capital.
▪	You seek an uncapped return on your investment.
▪	You seek interest payments or other current income on your investment.
▪	You want to receive dividends or other distributions paid on the stocks included in the Index.
▪	You seek an investment for which there will be a liquid secondary market.
▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Hypothetical Payout Profile and Examples of Payments at Maturity
The graph below is based on hypothetical numbers and values.

Accelerated Return Notes®
 This graph reflects the returns on the notes, based on the Participation Rate of 300% and a hypothetical Capped Value of $12.90 per unit (the midpoint of the Capped Value range of [$12.70 to $13.10]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only.
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, a hypothetical Capped Value of $12.90 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$12.90(2)	29.00%
120.00	20.00%	$12.90	29.00%
130.00	30.00%	$12.90	29.00%
140.00	40.00%	$12.90	29.00%
150.00	50.00%	$12.90	29.00%
160.00	60.00%	$12.90	29.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.
(2)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Redemption Amount Calculation Examples
Example 1
The Ending Value is 80.00, or 80.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	80.00
= $8.00 Redemption Amount per unit

Example 2
The Ending Value is 103.00, or 103.00% of the Starting Value:
StartingValue:	100.00
Ending Value:	103.00
= $10.90 Redemption Amount per unit

Example 3
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $19.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.90 per unit

Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES ARN-1, page S-1 of the MTN prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
▪	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Index.
▪
The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪
The public offering price you pay for the notes will exceed the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-12. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪
The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

▪
A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪
Your return on the notes may be affected by factors affecting the international securities markets, specifically changes within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could adversely affect the performance of the Index and, consequently, the value of the notes. In addition, you will not obtain the benefit of any increase in the value of the euro against the U.S. dollar, which you would have received if you had owned the securities in the Index during the term of your notes, although the level of the Index may be adversely affected by general exchange rate movements in the market.

▪
Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
▪
You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪
While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Index, we, MLPF&S and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent, which is MLPF&S. We have the right to appoint and remove the calculation agent.
▪
The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES ARN-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see "Tax Consequences – Canadian Taxation" in the prospectus dated September 7, 2018.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Other Terms of the Notes
The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.
Market Measure Business Day
A “Market Measure Business Day” means a day on which:
(A)	the Eurex (or any successor) is open for trading; and
(B)	the Index or any successor thereto is calculated and published.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or “Index sponsor”).  STOXX, which owns the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of STOXX discontinuing publication of the Index are discussed in the section entitled “Description of the ARNs—Discontinuance of an Index” in product supplement EQUITY INDICES ARN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.
The SX5E was created by STOXX, which is currently owned by Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial SX5E level of 1,000 at December 31, 1991.
Composition and Maintenance
The Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the Index is reviewed annually, based on the closing stock data on the last trading day in August.  The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Index are made to ensure that the Index includes the 50 market sector leaders from within the Index.
The free float factors for each component stock used to calculate the Index, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the Index composition are immediately reviewed.  Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.
Index Calculation
The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight.  The formula for calculating the Index value can be expressed as follows:
Index =	Free float market capitalization of the Index	x 1,000
Adjusted base date market capitalization of the Index
The “free float market capitalization of the Index” is equal to the sum of the products of the closing price, market capitalization, and free float factor for each component stock as of the time the Index is being calculated.
The Index is also subject to a divisor, which is adjusted to maintain the continuity of the Index values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
 The following graph shows the daily historical performance of the Index in the period from January 1, 2008 through March 28, 2019.  We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On March 28, 2019, the closing level of the Index was 3,320.29.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.
License Agreement
We have entered into a non-exclusive license agreement with STOXX, which grants us a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the notes. The license agreement between us and STOXX requires that the following language be stated in this term sheet.
STOXX has no relationship to us, other than the licensing of the Index and its service marks for use in connection with the notes.
STOXX does not:
▪	sponsor, endorse, sell or promote the notes;
▪	recommend that any person invest in the notes or any other financial products;
▪	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;
▪	have any responsibility or liability for the administration, management or marketing of the notes; or
▪	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Index or have any obligation to do so.
STOXX will not have any liability in connection with the notes.  Specifically, STOXX does not make any warranty, express or implied, and STOXX disclaims any warranty about:
▪	the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Index and the data included in the Index;
▪	the accuracy or completeness of the Index or its data;
▪	the merchantability and the fitness for a particular purpose or use of the Index or its data;
▪	any errors, omissions or interruptions in the Index or its data; and
▪	any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX knows that they might occur.
The licensing relating to the use of the Index and trademark referred to above by us is solely for our benefit, and not for any other third parties.

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Supplement to the Plan of Distribution
Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
The current business of MLPF&S is being reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofA Securities, Inc. (“BofAS”). BofAS will be the new legal entity for the institutional services that are now provided by MLPF&S. MLPF&S will be assigning its rights and obligations as selling agent for the notes under our distribution agreement to BofAS effective on the “Transfer Date.” Accordingly, if the pricing date of the notes occurs on or after the Transfer Date, BofAS will be responsible for the pricing of the notes. If the settlement date of the notes occurs on or after the Transfer Date, BofAS will, subject to the terms and conditions of the distribution agreement, purchase the notes from us as principal on the settlement date. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.
MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Index.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.
For further information, see “Risk Factors—General Risks Relating to the ARNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES ARN-1.
MLPF&S Reorganization
As discussed above under “Supplement to the Plan of Distribution,” the current business of MLPF&S is being reorganized into two affiliated broker-dealers. Effective on the Transfer Date, BofAS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the notes, acting as calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAS to the extent these services are to be performed on or after the Transfer Date.

Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the EURO STOXX 50® Index, due June , 2020
Summary of Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Tax Consequences—Canadian Taxation” in the prospectus dated September 7, 2018.
Summary of U.S. Federal Income Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪
You agree with us (in the absence of a statutory, regulatory, administrative, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts in respect of the Index.

▪
Under this characterization and tax treatment of the notes, a U.S. holder (as defined on page 41 of the prospectus) generally will recognize capital gain or loss upon the sale or maturity of the notes. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the Internal Revenue Service or any court will agree with this characterization and tax treatment.
▪
Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this pricing supplement unless such notes are “delta-one” instruments.

▪
The accompanying product supplement notes that FATCA withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. That discussion is modified to reflect regulations proposed by the U.S. Treasury Department in December 2018 indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.  You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-30 of product supplement EQUITY INDICES ARN-1.
Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.
Market-Linked Investments Classification
MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.
Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

"Accelerated Return Notes®" and "ARNs®" are the registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Accelerated Return Notes®	TS-12